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                                                                   Exhibit 10.23

                          VISTA HOSPICE CARE LETTERHEAD



August l, 1996



Perry Fine, M.D.
Pain Management Center
University of Utah
646 Chipeta Way, Suite 2000
Salt Lake City, UT 84105

Dear Perry:

I hope all is well in Center Ossipee and that you are enjoying family and outdoor summer beauty on the lake. The cool weather you are experiencing is something we can only dream about here in the "hot zone"!

We are very enthusiastic about your participation in the future of Vista. We have already made much progress in a very short time, laying down the foundation for a very strong future. Your leadership will help us to stay focused on clinical excellence and become an important part of the hospice community. I would like to memorialize our agreement for you to serve as Medical Director for Vista Hospice Care of Utah and Medical Director for Vista Hospice Care, Inc. starting September 1, 1996. In this capacity, you will be a direct report to me and have a strong working relationship with the entire Vista senior management team.

I believe we agreed to the following:

1. The position of Medical Director for Vista Hospice Care, Inc. will be a part time position until June, 1998 when the position will migrate slowly to full time to allow continued association with the University of Utah. As we discussed, although I envision the position being full time in June of 1998, we will continuously evaluate the need and mutually agree upon that which makes sense for you and the company.

2. The part time position can be based in Salt Lake City until it becomes full time. At that time, the full time position is preferred to be based in Phoenix. Although there is the strong preference for you to reside in Phoenix, we will accommodate you remaining in Salt Lake City should your personal situation not allow you to relocate. If your residence is to remain in Salt Lake City, we would like you to commit to being at the Vista corporate offices 1-2 days per week to facilitate senior management coordination and project leadership. It is possible that an office can be established in Salt Lake City at Vista Hospice Care of Utah where you could locate your local office. However, we will avoid any corporate infrastructure being built in Utah.

3. Your initial compensation would be based on 40% of your time (roughly 2 days per week). The flat salary is $40,000 annually, until such time as you transition to full time employment. At that time, your annual cash compensation would start at $175,000, along with all associated benefits of a full time Vista employee. Your performance and
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         salary will be reviewed annually, with salary increases beginning on your first anniversary of employment.

         We are granting you a total of 60,000 stock options at a price of $.67, vesting over a five year schedule during your employment by Vista. You will vest at a rate of 10% in years one and two of our agreement, 26.67% in year three, and 26.66% years four and five. The vesting period would begin upon your employment by Vista. We are finalizing the stock option plan and should have the agreements ready for signing by September 15, 1996. You will need to sign and return the agreement to the attention of Steve Wylie, Chief Financial Officer, at our Scottsdale offices.

4. Your Vista professional expenses, including professional insurance (addressing risk associated with Vista related activities) and other professional association fees, will be paid by Vista. This would also include fees required for you to maintain your medical credentials.

5. You will receive four weeks of paid vacation. We will be pleased to accommodate your annual New Hampshire family trip. We would ask that you attempt to schedule Vista activity so that this trip will be minimally disruptive to work flow and that if true emergencies arise, you will make yourself available to handle them. One issue that might possibly arise would be the demand of the IPO process on the senior management team. We are planning this to occur during the summer of 1998.

Again Perry, welcome to the team. We have an exciting future, and I am certain you will make a very substantial contribution to our collective success. If you agree with the terms outlined in this letter, please sign and return a copy for our files.


Warm regards,


/s/ Barry M. Smith
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Barry M. Smith
President


AGREED AND ACCEPTED:


/s/ Perry Fine, M.D.              8/8/96
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Perry Fine, M.D.                   Date